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                                   CORE, INC.

                         SUBSIDIARIES OF THE REGISTRANT



The following corporations are wholly owned subsidiaries of CORE, INC.:

       COREIBH, INC.* formerly known as Integrated Behavioral Health (a California corporation)

       Core Management, Inc.* (a California corporation)

       CORE Securities Corp. (a Massachusetts corporation)

       Cost Review Services, Inc.* (a Texas corporation)

       Disability Reinsurance Management Services, Inc. (a Delaware corporation)

       Protocol Work Systems, Inc. (a Delaware corporation)

       SSDC Corp. (a Delaware corporation)

       TCM Services, Inc.* (a Delaware corporation)










* Inactive "Shell" Corporation